Exhibit 99.1

Forum Energy Technologies Announces Promotion of Prady Iyyanki to President

HOUSTON—(BUSINESS WIRE)—May 18, 2016—Forum Energy Technologies, Inc. (NYSE: FET) announced today the promotion of Mr. Prady Iyyanki to the office of President and Chief Operating Officer. Mr. Iyyanki, age 45, has served as the Company’s Executive Vice President and Chief Operating Officer since January 2014. Before joining Forum, he had 17 years of experience with General Electric managing various manufacturing businesses with global responsibilities.

C. Christopher Gaut, Forum’s Chairman and Chief Executive Officer, said of the promotion, “Prady is a proven leader who has improved Forum’s operational execution and efficiency over the past two and a half years. I look forward to working even more closely with Prady as we position Forum for the future. I am confident Prady will do very well in his new role.”

Forum Energy Technologies, Inc. is a global oilfield products company, serving the subsea, drilling, completion, production and infrastructure sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.

Forum Investor Contact

Mark Traylor

Vice President, Investor Relations

281.368.1108

mark.traylor@f-e-t.com

Forum Media Contact

Donna Smith

Director, Marketing & Communications

281.949.2514

donna.smith@f-e-t.com